UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2015

Diego Pellicer Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-189731	33-1223037
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6800 Owensmouth Avenue, Suite 350, Los Angeles, CA 92303

Registrant’s telephone number, including area code: (818) 703-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On October 8, 2015, the Board of Directors (the “Board”) of Diego Pellicer Worldwide, Inc. (the “Company”) appointed Ron Throgmartin, the Company’s Chief Executive Officer to the Board.

Ron Throgmartin, 51, joined Diego Pellicer Worldwide Inc. in August 2013. Mr. Throgmartin currently serves as COO and CEO. In May 2010 Mr. Throgmartin began serving as an independent consultant for a medical marijuana company in Colorado where he managed State licensing, compliance, retail operations and production. From 2003-2008 Mr. Throgmartin was involved with the largest privately owned cattle producers in the United States with operations that encompassed 11 states. In 1989, Mr. Throgmartin started his own commercial development company, where over a span of 20 years he developed over 3 million square feet of commercial projects, working with some of the top rated retailers in the country, including Lowes, Home Depot, HH Gregg, Staples, McDonalds, Steak-n-Shake. From 1981-1989 Mr. Throgmartin worked for his family business HH Gregg, where he served in many roles including Operations and new and store development. Today HH Gregg (HHG) is a publicly owned and operated appliance and electronics retailer covering 16 states, and over $2.4 billion in annual sales. Mr. Throgmartin is a graduate of Ball State University with a Bachelor of Science degree. We believe that Mr. Throgmartin should serve as a member of the board of directors due to the perspective and experience he brings as our COO and his experience in the medical marijuana industry.

Employment Agreements

On September 17, 2014, the Company entered into a five year employment agreement with Mr. Throgmartin. Beginning in 2014, Mr. Throgmartin began earning an annual salary of two hundred fifty thousand dollars ($250,000) per annum. Following the completion of an offering of the Company’s Series A Preferred stock, the Executive’s Base Salary shall automatically be increased to Two Hundred Eighty Thousand ($280,000) per annum. For each year thereafter, the Company’s Board (or compensation committee of the Company’s Board, or, at the discretion of the Company’s Board, by a committee composed of two or more members of the Company’s Board (for purposes of this Agreement, the “Committee”) shall review the Executive’s Base Salary and may provide for such increases therein as it may, in its discretion, deem appropriate. The employment agreement also allows for a performance bonus, to be determined by the Company’s Board at the discretion of the Company’s Board, and participation of any equity compensation plan of the Company.

If Mr. Throgmartin’s employment is terminated prior to the expiration of the term of his employment agreement, certain significant payments become due. The amount of such payments depends on the nature of the termination. In addition, the employment agreement contains a change of control provision that provides for the payment of three times the then current base salary and five times the average bonus paid to Mr. Throgmartin for the three full calendar years immediately prior to the change of control. The employment agreement also contains both a confidentiality and noninterference provision which are effective from the date of employment through one year from the date the employment agreement is terminated.

This employment agreement is incorporated by reference to Exhibit 10.1 filed as part of the Current Report on Form 8-K filed on March 19, 2015.

Family Relationships

No family relationship has ever existed between any director, executive officer of the Company or any person contemplated to become such.

Related Party Transactions

Mr. Throgmartin has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

ITEM 7.01 Regulation FD Disclosure

On October 23, 2015, the Company mailed a letter to shareholders regarding recent developments and the state of the Company’s business and progress towards certain financial goals.

A copy of the Letter to Shareholders that discusses this matter is filed as Exhibit 99.1 to, and incorporated by reference in, this report. The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in any such filing.

Forward Looking Statements.

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but rather statements based on the Company’s current expectations regarding its business strategies and its intended results and future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance, and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as amended, which has been filed with the Securities and Exchange Commission (the “SEC”) on the SEC’s website (www.sec.gov).

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on the Company’s behalf. The Company assumes no obligation to update any forward-looking statements.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

99.1	Letter to Shareholders, dated October 23, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Diego Pellicer Worldwide, Inc.

Date: October 23, 2015	By:	/s/ Ron Throgmartin
Ron Throgmartin
Chief Executive Officer